FOR IMMEDIATE RELEASE

CONTACT: John Gaedert
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Mary Ann Sabo (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Announces Board Transition
Chairman and CEO George Sztykiel Will Not Seek Re-election in 2002

CHARLOTTE, Michigan, January 9, 2001 -- Spartan Motors, Inc. (Nasdaq: SPAR) announced today that founder and chairman George Sztykiel will not run for re-election to his board seat in 2002.

The board of directors for the Charlotte, Mich.-based manufacturer of custom chassis and emergency vehicles said it has commenced development of a long-range operating plan, which would include growth strategies as well as recommendations for a successor to Sztykiel, 71. A special board committee will be developed to facilitate this process.

"We enter 2001 with a good deal of momentum, and we must do everything in our power to capitalize on this," said Sztykiel, who also serves as chief executive officer of Spartan Motors. "With the decision to halt funding for the school bus operations, Carpenter Industries, we have closed a difficult chapter in our corporate history. It is now time to look ahead and build on the successes we have achieved with our core product lines: custom chassis and emergency vehicles.

"I am confident that the board committee will set a clear transition and growth plan to help Spartan Motors continue to set the pace in the custom vehicle market. We are especially pleased to have new board member Kim Korth, who was added to the Spartan board for her tremendous strategic skills and automotive experience, involved in this process."

Spartan Motors got its start 25 years ago when George Sztykiel and three colleagues began building fire truck chassis and cabs in a small garage in Charlotte. Spartan focused on fire trucks for the next decade, using custom chassis to differentiate itself from its mass-produced competition. Looking for ways to leverage its engineering expertise to related markets, the Company began building custom chassis for Class A motorhomes in 1986, followed by buses and other heavy-duty specialty vehicles.

The Company now employs nearly 800 associates in Michigan, Alabama, Minnesota and South Dakota, and sales of its RV chassis account for more than half of its annual revenue. Despite a downturn in the market for Class A sales during 2000, Spartan Motors Chassis reported a 23 percent return on operating capital through the third quarter of 2000. Sales of fire trucks and ambulances through its emergency vehicle group (Quality Manufacturing, Luverne Fire Apparatus and Road Rescue, Inc.) also posted record increases for the year, fueled by increased demand for Spartan's custom products.

"We must now put in place the right operating structure to meet the current market challenges," Sztykiel said. I believe the time is right to pass the torch to a leadership team who will build on Spartan's strong reputation and track record."

Spartan Motors, Inc. (www.spartanmotors.com) is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks, ambulances and other specialty vehicles. The Company also owns fire and rescue vehicle manufacturers Luverne Fire Apparatus, Quality Manufacturing and Road Rescue, Inc.

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